Exhibit 99.1

SPAR Group Reports 53% Increase in Second Quarter, Year-Over-Year Revenue to $24.3 million

The Company Achieves $0.03 Diluted EPS for Q2

TARRYTOWN, NY – August 7, 2012 - SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced second quarter 2012 financial results, including revenue of $24.3 million, gross profit of $6.7 million and net income attributable to SPAR Group, Inc. of $718,000.  In the first six months of 2012 the Company achieved revenue of $45.4 million, gross profit of $12.5 million and diluted earnings per share of $0.05.

Company Highlights

•	Second quarter 2012 domestic net income increased 66% to $928,000.
•	Second quarter consolidated net income attributable to SPAR Group, Inc. increased 41% to $0.03 per diluted share.
•	Consolidated revenue for the first six months of 2012 increased 40% to $45.4 million.
•	Consolidated net income attributable to SPAR Group, Inc. for the first six months of 2012 increased 35% to $1.0 million.
•	Working capital continued to improve.

"We are pleased by the 35% growth in our net income for the first six months of 2012, based on the success we experienced in our domestic operations,” stated Gary Raymond, Chief Executive Officer of SPAR Group.  “We are currently in discussions with several Fortune 500 companies and expect to secure additional contracts that will augment our rapidly escalating revenue base and net income.  The Company is confident that we have successfully implemented our long-term plan to reposition the Company for sustained, profitable growth for the foreseeable future.  Our first six months results provide us with confidence in meeting our 2012 guidance of $90 million in revenue.”

Mr. Raymond continued, “Our international division’s net revenue grew by 105% in the second quarter based on strong growth from recent acquisitions in Mexico, Romania and Turkey.  These additions provide proof of efficacy in our acquisition model.  We have identified several potential acquisition candidates that could provide immediate earnings to our bottom-line.  Our financial growth is typically the strongest during the second half of the year, and we fully expect that trend to persist in 2012.”

Financial Results for the three and six month periods ended June 30, 2012 and 2011

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Net Revenue:
Domestic	$10,881	$9,367	$1,514	16%	$20,166	$18,889	$1,277	7%
International	13,462	6,577	6,885	105%	25,224	13,474	11,750	87%
Total	$24,343	$15,944	$8,399	53%	$45,390	$32,363	$13,027	40%

Gross Profit:
Domestic	$3,744	$2,930	$814	28%	$6,704	$6,208	$496	8%
International	2,964	2,027	937	46%	5,773	3,985	1,788	45%
Total	$6,708	$4,957	$1,751	35%	$12,477	$10,193	$2,284	22%

Net Income attributable to SPAR Group, Inc.:
Domestic	$928	$560	$368	66%	$1,190	$1,059	$131	12%
International	(210)	(51)	(159)	(312)%	(165)	(297)	132	44%
Total	$718	$509	$209	41%	$1,025	$762	$263	35%

Earnings per Diluted Share:
	$0.03	$0.02	$0.01		$0.05	$0.04	$0.01

Consolidated net revenue for the three and six month periods ended June 30, 2012 increased 53% and 40%, respectively, when compared to the same periods in 2011.  The increases in net revenue were primarily due to our new subsidiaries in Mexico, Romania and Turkey and strong performances in South Africa and Japan combined with continued growth in our domestic operations resulting from new client initiatives and continued organic growth from our syndicated service and assembly businesses.

Consolidated gross profit for the three and six month periods ended June 30, 2012 increased 35% and 22%, respectively, when compared to the prior year due primarily to our international expansion efforts and improved margins in our domestic operations.

Net income attributable to SPAR Group, Inc. increased 41% and 35% for the three and six month periods ended June 30, respectively, when compared to the same period a year ago.  The increase for the three month period ended June 30, 2012 was driven by a 66% increase in domestic operations while international net income declined for the same period primarily due to margin pressure in our Canadian market.  The improvement in net income for the six month period ended June 30, 2012 was equally attributed to the improved performances in both the domestic and international divisions.

Balance Sheet as of June 30, 2012

As of June 30, 2012 our working capital improved to $8.2 million and our current ratio was to 1.7 to 1. Total current assets and total assets were $19.8 million and $23.5 million, respectively, and cash and cash equivalents totaled $1.7 million at June 30, 2012.  Total current liabilities and total liabilities were $11.5 million and $11.9 million, respectively and total equity was $10.5 million at June 30, 2012.

The Company currently plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on or before August 10, 2012 and to host a shareholder conference call on August 13, 2012 at 11:00 a.m. eastern daylight time.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the world in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) expectations or guidance respecting customer contract expansion, increasing revenues, profits and earnings per share, through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any acquisitions or other  transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.   All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

SPAR Group, Inc. Consolidated Statements of Income and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net revenues	$24,343	$15,944	$45,390	$32,363
Cost of revenues	17,635	10,987	32,913	22,170
Gross profit	6,708	4,957	12,477	10,193

Selling, general, and administrative expense	5,634	4,137	10,655	8,711
Depreciation and amortization	293	265	570	528
Operating income	781	555	1,252	954

Interest expense	12	24	63	106
Other expense (income)	75	(2)	(7)	7
Income before provision for income taxes	694	533	1,196	841

Provision for income taxes	58	29	101	53
Net income	636	504	1,095	788
Net loss (income) attributable to the non-controlling interest	82	5	(70)	(26)
Net income attributable to SPAR Group, Inc.	$718	$509	$1,025	$762

Net income per basic/diluted common share:

Net income – basic	$0.04	$0.03	$0.05	$0.04

Net income –diluted	$0.03	$0.02	$0.05	$0.04

Weighted average common shares - basic	20,134	20,012	20,125	19,826

Weighted average common shares - diluted	22,320	21,656	22,306	21,387

Net income	$636	$504	$1,095	$788
Other comprehensive income:
Foreign currency translation adjustments	(153)	2	(195)	25
Comprehensive income	$483	$506	$900	$813

SPAR Group, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2012	2011
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$1,722	$1,705
Accounts receivable, net	17,344	15,461
Prepaid expenses and other current assets	701	801
Total current assets	19,767	17,967

Property and equipment, net	1,724	1,523
Goodwill	1,148	1,148
Intangibles	637	705
Other assets	261	178
Total assets	$23,537	$21,521

Liabilities and equity
Current liabilities:
Accounts payable	$3,220	$1,819
Accrued expenses and other current liabilities	5,035	4,039
Accrued expense due to affiliates	1,600	1,092
Customer deposits	424	183
Lines of credit	1,246	3,641
Total current liabilities	11,525	10,774
Long-term debt and other liabilities	375	334
Total liabilities	11,900	11,108

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares - 2,445,598
Issued and outstanding shares – None – June 30, 2012
None - December 31, 2011	-	-
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares – 20,136,418 – June 30, 2012
20,103,043 – December 31, 2011	201	201
Additional paid-in capital	14,225	13,940
Accumulated other comprehensive loss	(367)	(172)
Accumulated deficit	(3,601)	(4,626)
Total SPAR Group, Inc. equity	10,458	9,343
Non-controlling interest	1,179	1,070
Total liabilities and equity	$23,537	$21,521

Note:  The Balance Sheet at December 31, 2011, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net